FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Issues Guidance Regarding its May 17, 2010 Public Offering Price

PHILADELPHIA, May 7, 2010 – On May 7, 2010, FS Investment Corporation (“FSIC”) announced that on May 3, 2010, it closed on subscriptions received from April 15, 2010 through April 30, 2010 at a gross offering price of $10.40 per share.  Further, based on current market conditions, FSIC expects that it will maintain the $10.40 per share public offering price for its May 17, 2010 closing, which will apply to subscriptions received from May 1, 2010 through May 14, 2010.  The specific offering price on May 17, 2010 will be determined by FSIC’s Board of Directors based upon market conditions and the terms set forth in its prospectus at the time of closing.  FSIC will update this guidance should its anticipated public offering price move outside of this range.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners, is a publicly registered, non-traded business development company (“BDC”).  A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.